Memorandum to Terry Lee
September 25, 1997

                           MEMORANDUM -- CONFIDENTIAL


TO:               Terry Lee

CC:               Phil Matthews
                  Linda Bounds

FROM:             Howard Kosick

DATE:             September 25, 1997

RE:               Howard A. Kosick
                  Employment Agreement

I am documenting our mutual understanding with respect to my Employment Agreement (copy attached). In conjunction with the U.S. reorganization program announced on April 1, 1997, the Scottsdale Corporate Office has been downsized and most Corporate functions, including the CFO function, have been relocated to San Jose.

To help facilitate the Company's reorganization program, I have agreed to serve as U.S. Group President in San Jose. Commuting costs to San Jose and temporary living costs while there will continue to be reimbursed by the Company for this period.

By signing below, Bell Sports Corp. and Bell Sports, Inc. (collectively, the "Company") acknowledge and agree that I continue to have the right to terminate my employment pursuant to Section 4(e)(i) of my Employment Agreement for "Good Reason" (as defined in Section 4(e)(ii)(E) of my Employment Agreement) at any time during the term of my Employment Agreement and that my service as U.S. Group President has not waived, and will not waive, my right to do so. At such time as I may elect to terminate my employment pursuant to Section 4(e)(i), I will receive the payments and benefits specified by that Section, except as expressly provided in the following paragraph of this Memorandum. If I elect to terminate my employment pursuant to Section 4(e)(i), consistent with past practice for severed employees, my stock options will fully vest and remain exercisable through the severance period (the two-year period commencing on my termination of employment) and for 90 days thereafter. In addition, my unvested restricted stock grants and phantom stock units as of the date of my termination of employment would become fully vested. (This would apply to options to purchase 2,361 shares if they do not otherwise become vested on February 27, 1998 and to 5,441 phantom stock units if they do not otherwise vest on August 28, 1998 and August 28, 1999).
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Memorandum to Terry Lee
September 25, 1997
Page Two


The Company also acknowledges that if I do not elect to terminate my employment prior to December 1, 1997 then the Company shall pay me $100,000 by December 15, 1997. Such payment shall be in lieu of any further bonus payments which may become due pursuant to my Employment Agreement or my Severance Agreement dated January 3, 1995 in the event of my termination of employment.

Except as expressly provided in the preceding paragraph of this Memorandum, the understandings set forth herein are not intended to limit or affect any of my rights under my Employment Agreement or my Severance Agreement and, except as expressly provided in the preceding paragraph, shall be in addition to, and not in limitation of, any rights I may have under my Severance Agreement. This Memorandum supersedes my Memorandum to you dated April 4, 1997, which Memorandum shall have no further force or effect.

Terry, I look forward to the continuing challenges of the U.S. President's role and expect that I can continue to have a meaningful impact on the operations of the business. If the foregoing is consistent with our mutual understanding, please acknowledge the Company's acceptance of this arrangement by executing this Memorandum in the space provided below and returning a copy thereof to me.




                                                     /s/ Howard A. Kosick




Acknowledged and agreed:

BELL SPORTS CORP.
BELL SPORTS, INC.



By: /s/ Terry G. Lee
   ----------------------
        Terry G. Lee

HAK/er